Exhibit 21.1


Subsidiaries                                             Jurisdiction
------------                                             ------------
Steel Heddle Mfg. Co.                                    Pennsylvania
Steel Heddle International, Inc.                         South Carolina
Heddle Capital Corp.                                     Delaware
Steel Heddle International, Ltd.                         Virgin Islands
Steel Heddle (Canada) Ltee/Ltd.                          Canada
Steel Heddle International de Mexico, S.A. de C.V.       Mexico
Steel Heddle Weaving Machine Accessories Co., Ltd.       China
Millentex Investment Corporation                         Delaware
Millentex N.V.                                           Belgium